Exhibit 18

The Gap, Inc.

Two Folsom Street

San Francisco, California 94105

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended April 29, 2006, of the facts relating to your adoption during the quarter ended April 29, 2006 of the change in method of accounting for merchandise inventory. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of The Gap, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to January 28, 2006. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of The Gap, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to January 28, 2006.

/s/ Deloitte & Touche LLP

San Francisco, California May 31, 2006